Exhibit 99.1

Contact:	John Collopy
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter Ended September 30, 2015

Reported EPS from Continuing Operations Increased to 61 Cents from 47 Cents in the Third Quarter of 2014

Adjusted EPS from Continuing Operations was 77 Cents in the Third Quarter

Flavors and Fragrances Segment Operating Margin Increases 100 Basis Points to 15.1%

MILWAUKEE—October 21, 2015 — Sensient Technologies Corporation (NYSE: SXT) reported earnings per share from continuing operations of 61 cents in the third quarter of 2015 compared to 47 cents in last year’s third quarter.  Revenue was $344.5 million in this year’s third quarter compared to $364.5 million in the comparable period last year.  Operating income was $43.2 million in the third quarter of 2015 compared to $36.1 million in last year’s third quarter.  The consolidated operating margin was 12.5% in the quarter compared to 9.9% in last year’s third quarter.  Foreign currency translation had a significant impact on the third quarter results, reducing reported revenue by 8%, operating income by 11%, and earnings per share by 13%.

In 2014, Sensient initiated a restructuring plan to eliminate underperforming operations, consolidate manufacturing facilities, and improve operational efficiencies within the Company.  The restructuring costs related to this plan are included in the reported results. Restructuring and other costs reduced operating income by $11.0 million, or 17 cents per share, in this year’s third quarter and $21.0 million, or 31 cents per share, in the third quarter of 2014.

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Sensient Technologies Corporation
Earnings Release – Quarter Ended September 30, 2015
October 21, 2015

The adjusted results, discussed below, eliminate the impact of restructuring and other costs and enhance the overall understanding of the Company’s performance.  Sensient’s third quarter adjusted earnings per share were 77 cents compared to last year’s third quarter adjusted earnings per share of 78 cents.  Adjusted operating income was $54.2 million and $57.1 million in the third quarters of 2015 and 2014, respectively.  Foreign currency translation reduced adjusted operating income by 7.0% and adjusted earnings per share by 7.7%.

For the nine months ended September 30, 2015, reported earnings per share from continuing operations were $1.89 compared to $1.13 per share in last year’s comparable period.  Revenue was $1.0 billion in the first nine months of 2015 compared to $1.1 billion in the first nine months of 2014.  Operating income from continuing operations was $134.7 million and $94.4 million in the first nine months of 2015 and 2014, respectively.  Foreign currency translation reduced revenue by 8% and operating income by 13% in the nine months ended September 30, 2015.

For the nine months ended September 30, 2015, adjusted earnings per share from continuing operations were $2.34 compared to $2.31 in the first nine months of 2014.  Adjusted operating income was $163.3 million and $173.2 million for the first nine months of 2015 and 2014, respectively.  Foreign currency translation reduced operating income by 7.0% and adjusted earnings per share by 7.8% for the year to date period.  Restructuring and other costs reduced operating income by $28.6 million, or 45 cents per share, in the first nine months of 2015 and $78.8 million, or $1.18 per share, in the comparable period last year.

Cash provided by operating activities was $16.6 million in the third quarter compared to $57.7 million in last year’s third quarter.  In the first nine months of 2015, cash provided by operating activities was $93.5 million. The Company continued to repurchase shares in the third quarter, and in total, the Company has repurchased approximately 2.5 million shares of its common stock this year.  Including dividend payments, the Company has returned approximately $200 million to shareholders through September 30th of this year.

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Sensient Technologies Corporation
Earnings Release – Quarter Ended September 30, 2015
October 21, 2015

“Sensient performed well in the third quarter,” said Paul Manning, President and CEO of Sensient Technologies Corporation.  “The Flavors and Fragrances Group delivered solid growth and continues to make progress on our new strategy and on restructuring activities.  The Color Group remains strong and most of its businesses performed well in the quarter.  I am very optimistic about the future.”

BUSINESS REVIEW

The Flavors & Fragrances Group reported third quarter revenue of $207.4 million compared to $216.6 million reported in last year’s third quarter.  Operating income was $31.4 million compared to $30.6 million in last year’s third quarter.  The Flavors & Fragrances Group’s operating margin was 15.1% in the quarter compared to 14.1% in the comparable period last year as several business units reported solid local currency operating profit growth in the quarter; including North America Beverage, North America Sweet, Europe Sweet and Fragrances.  Foreign currency translation reduced both revenue and operating income in the third quarter, by 7% and 3%, respectively.

The Flavors & Fragrances Group reported revenue of $618.0 million and $648.5 million in the first nine months of 2015 and 2014, respectively.  Operating income was $94.4 million and $95.0 million in the first nine months of 2015 and 2014, respectively.  Foreign currency translation reduced both revenue and operating income in the year to date period by 7% and 3%, respectively.

The Color Group reported revenue of $116.4 million in the quarter compared to $128.1 million in last year’s third quarter.  Operating income was $22.9 million in the third quarter compared to $28.8 million in last year’s third quarter.  Foreign currency continued to have a significant impact, reducing revenue by 10%, and operating income by 9% in the quarter.  Most of the Color Group’s businesses performed well in the third quarter.  In local currency, the cosmetic colors and pharmaceutical businesses reported double-digit operating income growth, and the food color business also reported growth in the quarter.  Favorable results from these businesses were more than offset by the decline in the specialty inks business.  The specialty inks business will continue to face difficult comparisons for the rest of 2015 as a result of a now resolved quality problem and unfavorable currency issues.

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Sensient Technologies Corporation
Earnings Release – Quarter Ended September 30, 2015
October 21, 2015

For the first nine months of 2015, Color Group revenue was $356.3 million compared to $393.4 million in the comparable period last year.  Operating income was $73.8 million for the first nine months of 2015 compared to $89.3 million in the first nine months of 2014. Foreign currency translation has had a significant impact on both revenue and operating income, reducing both by over 9% in the year to date period.

The Corporate & Other segment, which includes the Company’s operations in Asia Pacific, reported revenue of $31.5 million and $32.8 million in the third quarters of 2015 and 2014, respectively.  For the nine months ended September 30, 2015, revenue was $97.0 million compared to $100.4 million reported in the first nine months of last year.  Foreign currency translation reduced revenue by 9% and 6%, respectively, in the current quarter and first nine months of 2015.

2015 OUTLOOK

Sensient is maintaining its previous adjusted earnings per share guidance to be within the range of $3.00 and $3.09.

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Sensient Technologies Corporation
Earnings Release – Quarter Ended September 30, 2015
October 21, 2015

CONFERENCE CALL

The Company will host a conference call to discuss its 2015 third quarter financial results at 10:00 a.m. CDT on Thursday, October 22, 2015.  To participate in the conference call, please contact InterCall Teleconferencing at (706) 758-1089 and refer to conference identification number 55111914.  A webcast of the conference call will be available on the Investor Information section of the Company’s web site at www.sensient.com.

A replay will be available beginning at 1:00 p.m. CDT on October 22, 2015, through midnight on October 29, 2015, by calling (404) 537-3406 and referring to conference identification number 55111914.  A transcript of the call will also be posted on the Company’s web site at www.sensient.com after the call concludes.

This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the pace and nature of new product introductions by the Company and the Company’s customers; the Company's ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2014, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

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Sensient Technologies Corporation
Earnings Release – Quarter Ended September 30, 2015
October 21, 2015

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended September 30,			Nine Months Ended September 30,

	2015	2014	% Change	2015	2014	% Change

Revenue	$344,533	$364,504	-5.5%	$1,036,768	$1,105,002	-6.2%

Cost of products sold	231,761	243,003	-4.6%	688,408	729,597	-5.6%
Selling and administrative expenses	69,552	85,407	-18.6%	213,627	280,981	-24.0%

Operating income	43,220	36,094	19.7%	134,733	94,424	42.7%
Interest expense	4,295	4,016		12,316	11,866

Earnings before income taxes	38,925	32,078		122,417	82,558
Income taxes	11,287	9,414		34,502	27,116

Earnings from continuing operations	27,638	22,664		87,915	55,442
Loss from discontinued operations, net of tax	(47)	(1,359)		(348)	(7,151)
Net earnings	$27,591	$21,305	29.5%	$87,567	$48,291	81.3%

Earnings per share of common stock:
Basic:
Continuing operations	$0.61	$0.47		$1.90	$1.14
Discontinued operations	-	(0.03)		(0.01)	(0.15)
Earnings per share of common stock	$0.61	$0.44		$1.89	$0.99

Diluted:
Continuing operations	$0.61	$0.47		$1.89	$1.13
Discontinued operations	-	(0.03)		(0.01)	(0.15)
Earnings per share of common stock	$0.60	$0.44		$1.88	$0.98

Average common shares outstanding:
Basic	45,392	47,902		46,239	48,799

Diluted	45,675	48,230		46,543	49,080

Reconciliation of Non-GAAP Amounts

The Company's 2015 results from continuing operations include pre-tax restructuring and other charges of $11.0 million ($7.6 million after-tax or $0.17 per share) and $28.6 million ($20.8 million after-tax or $0.45 per share) for the three and nine month periods ended September 30, 2015, respectively, related to eliminating underperforming operations, consolidating manufacturing facilities, improving efficiencies within the Company and other items.  The Company's 2014 results from continuing operations include pre-tax restructuring and other charges of $21.0 million ($15.1 million after-tax or $0.31 per share) and $78.8 million ($57.9 million after-tax or $1.18 per share) for the three and nine month periods ended September 30, 2014.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Operating income from continuing operations (GAAP)	$43,220	$36,094	19.7%	$134,733	$94,424	42.7%
Restructuring - Cost of products sold	2,814	1,914		3,095	1,914
Restructuring & other - Selling and administrative	8,156	19,118		25,467	76,873
Adjusted operating income	$54,190	$57,126	-5.1%	$163,295	$173,211	-5.7%

Net earnings from continuing operations (GAAP)	$27,638	$22,664	21.9%	$87,915	$55,442	58.6%
Restructuring & other, before tax	10,970	21,032		28,562	78,787
Tax impact of restructuring & other	(3,396)	(5,941)		(7,759)	(20,901)
Adjusted net earnings	$35,212	$37,755	-6.7%	$108,718	$113,328	-4.1%

Diluted EPS from continuing operations (GAAP)	$0.61	$0.47	29.8%	$1.89	$1.13	67.3%
Restructuring & other, net of tax	0.17	0.31		0.45	1.18
Adjusted diluted EPS	$0.77	$0.78	-1.3%	$2.34	$2.31	1.3%

These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures.

Note: Earnings per share calculations may not foot due to rounding differences.

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Sensient Technologies Corporation
(In thousands, except per share amounts)

Results by Segment	Three Months Ended September 30,			Nine Months Ended September 30,

Revenue	2015	2014	% Change	2015	2014	% Change

Flavors & Fragrances	$207,373	$216,635	-4.3%	$617,983	$648,458	-4.7%
Color	116,446	128,126	-9.1%	356,310	393,351	-9.4%
Corporate & Other	31,471	32,753	-3.9%	96,999	100,379	-3.4%
Intersegment elimination	(10,757)	(13,010)		(34,524)	(37,186)

Consolidated	$344,533	$364,504	-5.5%	$1,036,768	$1,105,002	-6.2%

Operating Income

Flavors & Fragrances	$31,369	$30,613	2.5%	$94,354	$95,001	-0.7%
Color	22,859	28,799	-20.6%	73,806	89,299	-17.3%
Corporate & Other	(11,008)	(23,318)		(33,427)	(89,876)

Consolidated	$43,220	$36,094	19.7%	$134,733	$94,424	42.7%

Beginning in the first quarter of 2015, the results of operations for the Company’s businesses in Central and South America, previously reported in the Corporate & Other segment, are now reported in the Flavors & Fragrances segment. Results for 2014 have been restated to reflect these changes. The 2015 and 2014 restructuring and other costs related to continuing operations are reported in the Corporate & Other segment.

Consolidated Condensed Balance Sheets September 30,	2015	2014

Cash and cash equivalents	$24,180	$25,789
Trade accounts receivable, net	246,166	243,894
Inventories	442,352	475,011
Other current assets	65,844	75,310
Total Current Assets	778,542	820,004

Goodwill & intangible assets (net)	418,019	446,637
Property, plant, and equipment (net)	475,940	489,720
Other assets	71,148	70,870

Total Assets	$1,743,649	$1,827,231

Trade accounts payable	$110,077	$97,128
Short term debt	24,945	18,953
Other current liabilities	95,879	113,278
Total Current Liabilities	230,901	229,359

Long-term debt	604,629	441,610
Accrued employee and retiree benefits	24,684	21,382
Other liabilities	11,305	34,580
Shareholders' Equity	872,130	1,100,300

Total Liabilities and Shareholders' Equity	$1,743,649	$1,827,231

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Sensient Technologies Corporation
(In thousands, except per share amounts)

Consolidated Statements of Cash Flows Three Months Ended September 30,	2015	2014

Cash flows from operating activities:
Net earnings	$27,591	$21,305
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	12,116	13,066
Stock-based compensation	(697)	1,186
Loss on assets	2,557	18,293
Deferred income taxes	1,434	(1,972)
Changes in operating assets and liabilities	(26,404)	5,792

Net cash provided by operating activities	16,597	57,670

Cash flows from investing activities:
Acquisition of property, plant and equipment	(18,538)	(16,974)
Proceeds from sale of assets	199	(4)
Other investing activity	(67)	(65)

Net cash used in investing activities	(18,406)	(17,043)

Cash flows from financing activities:
Proceeds from additional borrowings	68,617	16,319
Debt payments	(11,753)	(42,158)
Purchase of treasury stock	(37,896)	-
Dividends paid	(12,301)	(12,052)
Proceeds from options exercised and other	-	180

Net cash used in financing activities	6,667	(37,711)

Effect of exchange rate changes on cash and cash equivalents	(2,463)	(5,555)

Net increase (decrease) in cash and cash equivalents	2,395	(2,639)
Cash and cash equivalents at beginning of period	21,785	28,428
Cash and cash equivalents at end of period	$24,180	$25,789

Supplemental Information Three Months Ended September 30,	2015	2014

Depreciation and amortization	$12,116	$13,066

Dividends paid per share	$0.27	$0.25